Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb First-Quarter Earnings Per Share Rise 39 Percent on 14 Percent Higher Revenues

-     Sales grow six percent excluding currency benefits
-     First-quarter earnings per share of $0.43 compare to $0.31 earnings per share from continuing operations in 2003
-     Company raises full-year earnings per share guidance to $2.70 to $2.75

FOR RELEASE WEDNESDAY, APRIL 21, 2004

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported worldwide sales of $510.3 million for its first quarter ended March 27, 2004, an increase of 14 percent (or six percent on a constant-currency basis) over the $448.0 million reported in the first quarter of 2003. Constant-currency sales growth was reported in the Company's contact lens, pharmaceuticals, refractive surgery and lens care categories, with a slight decline reported for cataract surgery products.

Net earnings per share were $0.43 in the first quarter of 2004, compared to earnings per share from continuing operations of $0.31 in 2003 and net earnings per share of $0.29, which reflected a $0.02 per share cumulative impact from adopting a new accounting principle.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, "Our first-quarter results were solid, with constant-currency sales growth in line with, and operating margins somewhat above, our original projections. These operational factors generated about half the earnings per share upside as compared to our previous guidance, with the remainder coming from lower-than-anticipated net financing expense." Zarrella continued, "We remain comfortable with our projections for full-year 2004 constant-currency revenue growth in the mid-single digits and for operating margins above 12 percent, reflecting leverage from favorable mix shifts and continuing benefits from our profitability improvement programs. Combined with the results reported today, those trends should result in earnings per share in the range of $2.70 to $2.75 for the year, assuming currency rates remain relatively consistent with current levels."

Revenues by Geography

First-quarter U.S. revenues of $194.4 million represented 38 percent of consolidated sales, and increased seven percent compared to the prior year. Revenues in markets outside the U.S. increased 18 percent over the same period in 2003 and were up five percent on a constant-currency basis. Revenue increases for the Company's geographic operating segments were as follows:
	Actual	Constant Currency
Americas Europe, Middle East and Africa Asia	+ 8% + 18% + 20%	+ 7% + 2% + 10%

These operating segment revenue trends were largely the result of the factors discussed below which influence the Company's product categories.

Revenues by Product Category

Revenue comparisons to the first quarter of 2003 for Bausch & Lomb's product categories were as follows:
	Actual	Constant Currency
Contact Lenses Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	+ 18% + 7% + 17% + 7% + 29%	+ 8% + 2% + 8% - 1% + 22%

Contact lens sales rose in each geographic segment in the first quarter, mainly due to the Company's core contact lens offerings, which grew close to 25 percent. The SofLens38/Medalist line of planned replacement and disposable contact lenses also registered mid-single-digit gains, helping to offset declines in the remainder of the contact lens portfolio.

Constant-currency lens care revenue growth was primarily attributable to higher sales of multipurpose lens care solutions in the Americas, which offset essentially flat overall performance in Europe and Asia.

In the pharmaceuticals category, constant-currency gains were registered in the Americas and Asia regions, while the European business was essentially flat with the prior year, reflecting the negative impact of pricing legislation in Germany. Overall growth was mainly due to the Company's lines of nutritional supplements, which posted gains in excess of 30 percent, led by PreserVision ocular vitamins.

Constant-currency revenue gains for cataract and vitreoretinal products in Europe were more than offset by declines in the Americas and Asia. Sales gains were noted for the SofPort and Akreos lines of foldable IOLs and for disposable products used in cataract surgery. These increases were more than offset by lower sales of the Company's other lines of IOLs, including PMMA lines that continue to be rationalized, and equipment.

Refractive surgery sales grew in each geographic segment, reflecting higher revenues from equipment placements, Zyoptix system upgrades and per-procedure cards. Particularly strong performance was registered in the United States, where revenues grew close to 40 percent, reflecting increased equipment placements, system upgrades and per-procedure card fees following the late-2003 approval of the Zyoptix system for customized surgery.

Liquidity Highlights and Trends

Cash and investments totaled $560.7 million at the end of March, representing a total cash outflow of $1.9 million in the first quarter. Cash flows from operating activities were $19.0 million in 2004 compared to $30.1 million in 2003. As anticipated, free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) was lower than the prior year, and was an outflow of $0.6 million, compared to an inflow of $15.0 million in 2003. A reconciliation between GAAP cash flow and free cash flow follows:
	First Quarter 2004	First Quarter 2003
Net Change in Cash and Cash Equivalents	$(1.9)	$(33.9)
Net cash used in financing activities	1.3	42.7
Net cash paid for acquisitions of businesses and other intangible assets	-	6.2
Free Cash Flow	$(0.6)	$ 15.0

The decrease in free cash flow primarily reflected the timing of payments to vendors as well as higher tax payments and capital expenditures compared to the prior year. Bausch & Lomb continues to project it will generate full-year 2004 free cash flow of approximately $110 million.
Bausch & Lomb STATEMENT OF EARNINGS
	Three Months Ended --------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data --------------------------------------------------------------------	March 27, 2004 -------------------	March 29, 2003 -------------------
Net Sales
Americas	$215.0	$199.5
Europe	201.1	169.8
Asia-Pacific	94.2 ------------------	78.7 -----------------
	510.3	448.0
Cost and Expenses
Cost of products sold	220.4	198.2
Selling, administrative and general	211.8	180.2
Research and development	34.6 ------------------	29.8 -----------------
	466.8 -----------------	408.2 -----------------
Operating Earnings	43.5	39.8
Other (Income) Expense
Interest and investment income	(4.0)	(1.7)
Interest expense	11.8	14.5
(Gain) / Loss from foreign currency	(1.3) ------------------	1.7 -----------------
	6.5 ------------------	14.5 -----------------
Earnings Before Income Taxes and Minority Interest	37.0	25.3
Provision for income taxes	12.4 ------------------	8.6 -----------------
Earnings Before Minority Interest	24.6	16.7
Minority interest in subsidiaries	1.1 ------------------	0.2 -----------------
Earnings from Continuing Operations	23.5	16.5
Cumulative Effect of Change in Accounting Principle, net of taxes (1)	- ------------------	(0.9) -----------------
Net Earnings	$23.5 =========	$15.6 =========
Per Share: Earnings from Continuing Operations	$0.43	$0.31
Cumulative Effect of Change in Accounting Principle, net of taxes	- ------------------	(0.02) -----------------
Net Earnings	$0.43 =========	$0.29 =========
Average Shares Outstanding - (000s)	54,499 =========	53,830 =========

(1) Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION Dollar Amounts in Millions
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$157.1 114.2 115.7 84.4 38.9 --------------	$133.4 106.5 99.0 79.1 30.0 ---------------
	$510.3 =======	$448.0 ========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions ----------------------------------------------------------------------------------------------	March 27, 2004 --------------------	December 27, 2003 --------------------
Assets
Cash and Short-term Investments	$560.7	$562.6
Trade Receivables, Net	442.1	476.3
Inventories, Net	214.9	207.3
Other Current Assets	179.2 ---------------	175.2 ---------------
Current Assets	1,396.9	1,421.4
Properties, Net	548.7	548.1
Goodwill and Intangible Assets	923.0	929.6
Other Assets	120.1 ---------------	107.3 ---------------
Total Assets	$2,988.7 =======	$3,006.4 =======
Liabilities and Shareholders' Equity
Short-Term Debt	$196.3	$195.0
Other Current Liabilities	643.8 ---------------	681.4 ---------------
Current Liabilities	840.1	876.4
Long-Term Debt	648.5	652.0
Other Long-Term Liabilities	258.2	259.1
Minority Interest	12.5 ---------------	15.5 ---------------
Total Liabilities	1,759.3	1,803.0
Shareholders' Equity	1,229.4 ---------------	1,203.4 ---------------
Total Liabilities and Shareholders' Equity	$2,988.7 =======	$3,006.4 =======

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

News Media Contact:
Margaret Graham
585.338.5469
Margaret.Graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel L. Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)
The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation #302736

The rebroadcast of the conference call will be available from
1:30 p.m. ET on April 21, 2004 through midnight on
April 26, 2004.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the success of product introductions; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; the continued successful implementation of the Company's efforts in managing and reducing costs and expenses; the successful introduction and implementation of the Company's enterprise-wide information technology initiatives, including the corresponding impact on controls and reporting; continued positive relations with third party financing sources as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-K for the year ended December 27, 2003.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2003 revenues were $2.0 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.

Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.

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